Exhibit 99.1

1200 RIVERPLACE BOULEVARD — JACKSONVILLE, FL 32207-1809 — (904) 346-1500

November 15, 2012	For more information:
Linda L. Tasseff
FOR IMMEDIATE RELEASE	Director, Investor Relations
(904) 858-2639
ltasseff@steinmart.com

STEIN MART, INC. ANNOUNCES NASDAQ’S ACCEPTANCE OF ITS PLAN TO REGAIN COMPLIANCE

JACKSONVILLE, FL – Stein Mart, Inc. (NASDAQ: SMRT) today announced that The NASDAQ Stock Market (“NASDAQ”) has accepted the Company’s plan to regain compliance with NASDAQ Listing Rule 5250(c)(1) (the “Rule”) which will permit the continued listing of the Company’s stock on the NASDAQ Global Select Market.

As previously reported on September 13, 2012, the Company received a letter from NASDAQ stating that the Company is not in compliance with the Rule because the Company has not filed its Quarterly Report on Form 10-Q for the quarterly period ended July 28, 2012 with the Securities and Exchange Commission. In the letter, NASDAQ requested that the Company submit a plan to regain compliance with the Rule within 60 days.

On November 9, 2012, the Company submitted to NASDAQ a plan to regain compliance with the Rule. After reviewing the Company’s plan to regain compliance, NASDAQ granted an exception to enable the Company to regain compliance with the Rule. Under the terms of the exception, the Company must file its Form 10-Q for the quarterly period ended July 28, 2012, and all other periodic reports required by the Rule, on or before March 5, 2013.

About Stein Mart

Stein Mart stores offer the fashion merchandise, service and presentation of a better department or specialty store, at prices competitive with off-price retail chains. Currently with locations from California to Massachusetts, Stein Mart’s focused assortment of merchandise features current season, moderate to better fashion apparel for women and men, as well as accessories, shoes and home fashions.

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Additional information about Stein Mart, Inc. can be found at www.steinmart.com.